Bonds.com 8-K

Exhibit 10.1

REPAYMENT AND TERMINATION AGREEMENT

This REPAYMENT AND TERMINATION AGREEMENT (this “Agreement”), dated as of December 28, 2011, is entered into by and among BONDS.COM GROUP, INC., a Delaware corporation (the “Company”), BONDS.COM HOLDINGS, INC., a Delaware corporation (“Holdings” and, collectively with the Company, the “Debtor”) and the persons identified on the counterpart signature pages hereto (the “Holders”).

background

A. The Company, Holdings and the Holders are parties to (1) a Secured Convertible Note and Warrant Purchase Agreement, dated on or about September 24, 2008 (the “September 2008 Purchase Agreement”), pursuant to which, among other things, the Company issued Secured Convertible Promissory Notes to the Holders in the principal amounts set forth on Schedule I (collectively and as amended, the “Initial Notes”); and (2) a Secured Convertible Note and Warrant Purchase Agreement, dated on or about June 8, 2009 (the “June 2009 Purchase Agreement” and, collectively with the September 2008 Purchase Agreement, the “Purchase Agreements”) pursuant to which, among other things, the Company issued Secured Convertible Promissory Notes to the Holders in the principal amounts set forth on Schedule I (collectively, the “Subsequent Notes” and, collectively with the Initial Notes, the “Notes”).

B. In connection with the Purchase Agreements, (1) the Company, Holdings and the Holders entered into a Security Agreement, dated on or about September 24, 2008, which was amended on February 3, 2009, amended and restated by the Amended and Restated Security Agreement dated as of April 30, 2009 and further amended and restated by the Second Amended and Restated Security Agreement dated as of May 28, 2009 (collectively, the “Security Agreement”); and (2) the Company issued to the Holders certain warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), identified on Schedule II hereto. The warrants identified on Schedule II and any other option, warrant, subscription or other direct or indirect right to purchase or otherwise acquire from the Company shares of Common Stock or any other capital stock of the Company which any Holder may have are collectively referred to in this Agreement as “Warrants.”

C. The Initial Notes were amended pursuant to an Amendment No. 1 to Secured Convertible Promissory Notes dated as of September 21, 2010 and further amended pursunat to an Amendment No. 2 to Secured Convertible Promissory Notes dated as of October 19, 2010 (the “Initial Note Amendments”).

D. The Subsequent Notes were amended pursuant to an Amendment No. 1 to Secured Convertible Notes dated as of October 12, 2010 (the “Subsequent Note Amendment” and, collectively with the Initial Note Amendments, the “Note Amendments”).

E. In connection with the Note Amendments, the Initial Notes and Subsequent Notes were amended, among other things, to provide the holders thereof with the contingent right to receive shares of the Company’s Common Stock based on the Company’s performance during a specified period including, without limitation, those reflected on Schedule II (the “Contingent Performance Shares”).

F. The Company, Holdings and the Holders are executing and delivering this Agreement to reflect their agreement with respect to retirement of the Notes and the termination of the Warrants and any rights with respect to the Contingent Performance Shares in consideration of the Company’s payment of the amount contemplated herein.

AGREEMENT

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                 Payment by the Debtors; Retirement of the Notes, Termination of Warrants and Contingent Performance Shares. Upon the execution and delivery of this Agreement, the Debtors shall pay or cause to be paid to the Holders the respective amounts set forth opposite their names on Schedule III for an aggregate payment to all Holders of $873,039, such payment to be made by check or wire transfer to an account idenfitied by the Holder. Each Holder hereby irrevocably agrees that upon receipt of the foregoing payment by such Holder: (a) all Notes and all principal and interest due or payable thereunder and any other indebtedness owed by the Company are cancelled, retired, terminated, satisfied in full and no longer outstanding; (b) all rights that any Holder may have to any Contingent Performance Shares are terminated, cancelled and of no further force or effect and no Holder shall have any right to receive any Contingent Performance Shares; (c) all Warrants held directly or indirectly by any Holder are terminated, cancelled and of no further force or effect and no Holder shall have any further rights thereunder or with respect thereto; and (d) all obligations of either of the Debtors to any Holder under the Notes, the Warrants, the Purchase Agreements, the Security Agreement and any other document or instrument entered into by the Company in connection with any of the foregoing shall be terminated and deemed satisfied in full. Each holder shall promptly deliver to the Company the documents and instruments evidencing or reflecting his, her or its Notes and Warrants or, if any such instrument has been lost or destroyed, an affidavit to such effect reasonably satisfactory to the Company.

Section 2.                 Lien Releases. Upon receipt of the payment contemplated by Section 1, each Holder agrees and acknowledges that any lien, security interest or other encumbrance on the assets of the Debtors in favor of such Holder shall automatically be terminated, released and discharged, and the Holder agrees to execute and deliver, and does hereby authorize the filing by the Debtors and its respective agents of, any Uniform Commercial Code termination statements, lien releases, mortgage releases, re-assignments of trademarks and patents, discharges of security interests, and other similar discharge or release documents (and if applicable, in recordable form) as are reasonably necessary to release, as of record, the security interests, financing statements, and all other notices of security interests and liens previously filed by or for the benefit of such Holder or otherwise under the Security Agreement.

Section 3.                 Further Assurances. Each party shall execute and deliver to each other such documents and instruments and take such other actions as may reasonably be requested by another party in order to consummate more effectively the transactions contemplated hereby.

Section 4.                 Representation by Holders. Each Holder represents and warrants to the Debtors that: (a) he, she or they is or are the legal and beneficial owner of each of the Notes identified next to his, her or their name on Schedule I, each of the Warrants and rights with respect to Contingent Performance Shares identified next to his, her or their name on Schedule II; and (b) and has or have all necessary right, power and authority to exercise rights with respect thereto, including entering into this Agreement.

Section 5.                 Governing Law. This Agreement and all claims arising from and relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

Section 6.                 Binding Effect. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.                 Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.                 Waiver and Amendment. This Agreement may be amended, modified, supplemented or the performance hereof waived only by a written instrument executed and delivered by (a) the Debtors, and (b) the Holders who or which held, prior to the transactions contemplated hereby, a majority in principal amount of all Notes. Any amendment, modification, supplement or waiver affected in accordance with this Section 8 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.                 Counterparts. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(Counterpart Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

BONDS.COM GROUP, INC.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer

BONDS.COM HOLDINGS, INC.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer

/s/ Calvin Klein
CALVIN KLEIN

/s/ John Klein
JOHN KLEIN

/s/ Henryka and Roman Marszalek
HENRYKA AND ROMAN MARSZALEK

/s/ John Platecki
JOHN EDWARD PLATECKI

/s/ Susan and Terry McCarthy
SUSAN AND TERRY MCCARTHY

/s/ Robert and Rosa Tobiansky
ROBERT AND ROSA TOBIANSKY

Schedule I

Notes

Initial Notes

Calvin Klein, dated on or about September 22, 2008, in the original principal amount of $200,000

Calvin Kelin, dated on or about November 20, 2008, in the original principal amount of $25,000

Calvin Klein, dated on or about January 30, 2009, in the original principal amount of $75,000

John Klein, dated on or about September 22, 2008, in the original principal amount of $125,000

John Klein, dated on or about November 20, 2008, in the original principal amount of $100,000

John Klein, dated on or about January 30, 2009, in the original principal amount of $50,000

Henryka & Roman Marszalek, dated on or about October 20, 2008, in the original principal amount of $50,000

John E. Platecki, dated on or about October 20, 2008, in the original principal amount of $25,000

Robert & Rosa Tobiansky, dated on or about November 20, 2008, in the original principal amount of $25,000

Robert & Rosa Tobiansky, dated on or about December 12, 2008, in the original principal amount of $25,000

Subsequent Notes

John Klein, dated on or about June 8, 2009, in the original principal amount of $50,000

Henryka & Roman Marszalek, dated on or about January 30, 2009, in the original principal amount of $25,000

John E. Platecki, dated on or about June 8, 2009, in the original principal amount of $25,000

Susan and Terry McCarthy, dated on or about June 8, 2009, in the original principal amount of $50,000

Schedule II

Certain Warrants and Contingent Performance Shares

Name of Holder	Shares of Common Stock Issuable Pursuant to Warrants Issued Under Purchase Agreements	Maximum Contingent Performance Shares
Calvin Klein	200,003	1,250,000
John Klein	216,671	1,354,166
Henryka & Roman Marszalek	50,001	312,500
John E. Platecki	33,334	208,334
Susan and Terry McCarthy	33,334	208,333
Robert & Rosa Tobiansky	50,001	208,334